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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FIRST QUARTER 2018 FINANCIAL RESULTS

•	Sales of $367 million, up 7%; Organic Sales up 1%

•	Operating Margin of 15.4%; Down 120 bps from Last Year’s Adjusted Operating Margin of 16.6%

•	Diluted EPS of $0.72, Up 1% from an Adjusted $0.71 in the Prior Year Period

•	2018 Expected Sales Growth of 5% to 6%; Organic Sales Growth of 3% to 4%

•	2018 Net Income of $3.03 to $3.15 per Share; Up 5% to 9% from 2017 Adjusted Net Income of $2.88 per Share

BRISTOL, Conn., April 27, 2018 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products and differentiated industrial technologies, today reported financial results for the first quarter 2018.
First quarter 2018 net sales of $367 million were up 7% from $342 million in the prior year period driven by favorable foreign exchange of approximately 5%, organic sales growth (1) of 1%, and acquisition sales of 1%. Net income for the first quarter was $38.8 million, or $0.72 per diluted share, compared to net income of $38.3 million, or $0.70 per diluted share, a year ago. Net income per share was up 1% from an adjusted $0.71 last year, which excluded $0.01 of FOBOHA short-term purchase accounting adjustments in our Industrial Segment.
A table reconciling 2017 non-GAAP adjusted results presented in this release to the Company’s GAAP results is included at the end of this press release.
“Barnes Group began 2018 with strong first quarter performance that positions us well for the upcoming year,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “With our business delivering solid operational execution and end markets that are supportive of growth, we anticipate 2018 to be a year of increased revenues, operating margin expansion and strong cash generation,” added Dempsey.

Industrial

•
First quarter 2018 sales were $246.0 million, up 8% from $227.3 million in the prior year period. Organic sales decreased by 1%, while favorable foreign exchange increased sales by $18.9 million, or 8%, and acquisition revenues contributed 1%.

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•	Operating profit in the first quarter was $32.4 million, down 6% from an adjusted $34.5 million in the prior year period. Operating profit was primarily impacted by lower contribution from organic sales, inclusive of unfavorable product mix, and lower productivity. Operating margin was 13.2%, down 200 bps from last year’s adjusted 15.2%.
Aerospace

•
First quarter 2018 sales were $120.7 million, up 5% from $114.5 million in the same period last year. Aerospace original equipment manufacturing (“OEM”) sales increased 1% while aftermarket sales increased 19% from continuing growth in maintenance, repair and overhaul, and spare parts sales.

•
Operating profit was $24.3 million for the first quarter of 2018, up 8% as compared to $22.4 million in the prior year period, reflecting the profit impact from higher sales volumes offset in part by scheduled price deflation as certain programs transition from development to production. Operating margin of 20.1% was up 60 bps from 19.5% a year ago, benefitting from the higher aftermarket contribution.

•
Aerospace OEM backlog ended the first quarter 2018 at a record $733 million, up 8% compared to a year ago and up 3% sequentially from the fourth quarter of 2017. The Company expects to ship approximately 50% of this backlog over the next 12 months.

Additional Information

•	First quarter interest expense increased $0.5 million to $3.9 million primarily as a result of a higher average effective interest rate versus a year ago.

•	Other expense, net for the quarter was $1.8 million, an increase of $1.2 million from the prior year period.

•
The Company’s effective tax rate was 23.9% in the first quarter of 2018 compared with 26.9% in the first quarter of 2017 and 69.6% for the full year 2017. For 2017, excluding the impact of discrete tax expense related to the Tax Cuts and Jobs Act, the effective tax rate would have been 20.2%.

Updated 2018 Outlook

Barnes Group now expects 2018 total revenue growth of 5% to 6%, with organic sales growth of 3% to 4%. Foreign exchange is anticipated to benefit revenues by approximately 2% for the year. Operating margin forecast remains in the range of 15.5% to 16.5%. Earnings are expected to be in the range of $3.03 to $3.15 per diluted share, up 5% to 9% from 2017’s adjusted diluted earnings per share of $2.88. Further, the Company continues to anticipate capital expenditures of between $60 to $65 million and cash conversion of greater than 100% of net income. Based upon our forecasted geographic mix of earnings, the effective tax rate for 2018 is expected to be between 25% and 25.5%.

Conference Call Information
Barnes Group Inc. will conduct a conference call with investors to discuss first quarter 2018 results at 8:30 a.m. ET today, April 27, 2018. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (866) 393-4306 in the U.S. or (734) 385-2616 outside of the

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U.S.; Conference ID 2560849. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, April 27, 2018 until 11:59 p.m. (ET) on Friday, May 4, 2018, by dialing (404) 537-3406; Conference ID 2560849.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; the impact of new or revised tax laws and regulations; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; product liabilities; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; government tariffs, trade agreements and trade policies; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2018	2017 (1)	% Change
Net sales	$366,660	$341,802	7.3

Cost of sales	237,134	219,549	8.0
Selling and administrative expenses	72,893	65,975	10.5
	310,027	285,524	8.6
Operating income	56,633	56,278	0.6

Operating margin	15.4%	16.5%

Interest expense	3,892	3,349	16.2
Other expense (income), net	1,763	553	NM
Income before income taxes	50,978	52,376	(2.7)
Income taxes	12,160	14,073	(13.6)
Net income	$38,818	$38,303	1.3

Common dividends	$7,453	$6,997	6.5

Per common share:
Net income:
Basic	$0.73	$0.71	2.8
Diluted	0.72	0.70	2.9
Dividends	0.14	0.13	7.7

Weighted average common shares outstanding:
Basic	53,535,424	54,179,130	(1.2)
Diluted	54,089,327	54,651,835	(1.0)
NM - Not Meaningful

Notes:
(1) Results for 2017 have been adjusted on a retrospective basis to reflect the impact of the adoption of revised guidance for the presentation of pension and other postretirement benefit costs in the first quarter of 2018.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2018	2017 (1)	% Change
Net sales
Industrial	$245,967	$227,340	8.2
Aerospace	120,699	114,470	5.4
Intersegment sales	(6)	(8)
Total net sales	$366,660	$341,802	7.3

Operating profit
Industrial	$32,378	$33,903	(4.5)
Aerospace	24,255	22,375	8.4
Total operating profit	$56,633	$56,278	0.6

Operating margin			Change
Industrial	13.2%	14.9%	(170)	bps.
Aerospace	20.1%	19.5%	60	bps.
Total operating margin	15.4%	16.5%	(110)	bps.

Notes:
(1) Results for 2017 have been adjusted on a retrospective basis to reflect the impact of the adoption of revised guidance for the presentation of pension and other postretirement benefit costs in the first quarter of 2018.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$104,701	$145,290
Accounts receivable	394,910	348,943
Inventories	250,217	241,962
Prepaid expenses and other current assets	54,544	32,526
Total current assets	804,372	768,721

Deferred income taxes	9,848	12,161
Property, plant and equipment, net	363,987	359,298
Goodwill	705,294	690,223
Other intangible assets, net	501,809	507,042
Other assets	30,886	28,271
Total assets	$2,416,196	$2,365,716

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$14,896	$5,669
Accounts payable	132,076	127,521
Accrued liabilities	204,820	181,241
Long-term debt - current	3,008	1,330
Total current liabilities	354,800	315,761

Long-term debt	503,180	525,597
Accrued retirement benefits	87,760	89,000
Deferred income taxes	75,192	73,505
Long-term tax liability	79,770	79,770
Other liabilities	19,908	21,762

Total stockholders' equity	1,295,586	1,260,321
Total liabilities and stockholders' equity	$2,416,196	$2,365,716

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2018	2017
Operating activities:
Net income	$38,818	$38,303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,677	21,366
Gain on disposition of property, plant and equipment	(158)	(46)
Stock compensation expense	2,501	2,490
Changes in assets and liabilities:
Accounts receivable	(26,841)	(15,252)
Inventories	(13,920)	(7,329)
Prepaid expenses and other current assets	(6,028)	734
Accounts payable	4,488	8,064
Accrued liabilities	10,494	5,117
Deferred income taxes	(66)	(705)
Long-term retirement benefits	(2,213)	(1,812)
Other	(269)	906
Net cash provided by operating activities	30,483	51,836

Investing activities:
Proceeds from disposition of property, plant and equipment	552	170
Capital expenditures	(11,210)	(11,727)
Other	(1,000)	—
Net cash used by investing activities	(11,658)	(11,557)

Financing activities:
Net change in other borrowings	9,169	(24,947)
Payments on long-term debt	(111,845)	(24,768)
Proceeds from the issuance of long-term debt	87,500	47,550
Proceeds from the issuance of common stock	317	379
Common stock repurchases	(33,541)	(5,383)
Dividends paid	(7,453)	(6,997)
Withholding taxes paid on stock issuances	(68)	(106)
Other	(6,546)	(5,828)
Net cash used by financing activities	(62,467)	(20,100)

Effect of exchange rate changes on cash flows	3,053	1,657
(Decrease) increase in cash and cash equivalents	(40,589)	21,836

Cash and cash equivalents at beginning of period	145,290	66,447
Cash and cash equivalents at end of period	$104,701	$88,283

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2018	2017
Free cash flow:
Net cash provided by operating activities	$30,483	$51,836
Capital expenditures	(11,210)	(11,727)
Free cash flow (1)	$19,273	$40,109

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2018	2017 (2)		% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$32,378	$33,903		(4.5)
FOBOHA short-term purchase accounting adjustments	—	600
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$32,378	$34,503		(6.2)

Operating Margin - Industrial Segment (GAAP)	13.2%	14.9%		(170)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	13.2%	15.2%		(200)	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$56,633	$56,278		0.6
FOBOHA short-term purchase accounting adjustments	—	600
Operating Income as adjusted (Non-GAAP) (1)	$56,633	$56,878		(0.4)

Operating Margin (GAAP)	15.4%	16.5%		(110)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	15.4%	16.6%		(120)	bps.

Diluted Net Income per Share (GAAP)	$0.72	$0.70		2.9
FOBOHA short-term purchase accounting adjustments	—	0.01
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.72	$0.71		1.4

	Full-Year 2017	Full-Year 2018 Outlook
Diluted Net Income per Share (GAAP)	$1.09	$3.03	to	$3.15
FOBOHA short-term purchase accounting adjustments	0.03		—
Restructuring actions	(0.01)
Effects of U.S. tax reform	1.77
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$2.88	$3.03	to	$3.15

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2017: 1) short-term purchase accounting adjustments related to its FOBOHA acquisition, 2) the net gain from restructuring actions related to the closure and consolidation of two manufacturing facilities within the Industrial segment and 3) the effects of U.S. tax reform commonly referred to as the Tax Cuts and Jobs Act ($96,700). The tax effects of these items, excluding the effects of U.S. tax reform which impacted tax expense directly, were calculated based on the respective tax jurisdiction of each item and range from approximately 21% to 37%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.

(2) Results for 2017 have been adjusted on a retrospective basis to reflect the impact of the adoption of revised guidance for the presentation of pension and other postretirement benefit costs in the first quarter of 2018.